Exhibit 99.1

Friday, December 14, 2012

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. TO BEGIN TRADING ON NASDAQ

Lakeville, Conn., December 14, 2012 /GlobeNewswire …..Salisbury Bancorp, Inc. (“Salisbury”) NYSE MKT: “SAL”, the holding company for Salisbury Bank and Trust Company, announced today that it has been approved for listing on The NASDAQ Stock Market LLC, where it will trade on the NASDAQ Capital Market under its current symbol “SAL”. Trading on the NASDAQ is expected to commence on December 26, 2012. Salisbury’s common stock will continue to trade on the NYSE Amex until the market close on December 24, 2012.

Richard J. Cantele, Jr., President and Chief Executive Officer, commented, “We believe that the move to NASDAQ will improve the visibility of our stock and enhance trading liquidity in our shares. By moving to NASDAQ we will be joining our banking peers, where approximately 81% of banks are listed, compared with 3% on NYSE Amex and 16% on NYSE. The move will make Salisbury potentially eligible for inclusion in the ABA NASDAQ Community Bank Index (ABAQ). This index is the most broadly representative stock index of the community bank industry and includes more than 400 banks with a market capitalization of approximately $123 billion as of December 2012.”

“NASDAQ is proud to welcome Salisbury Bancorp to our family of NASDAQ-listed companies, which includes more regional and community banks than any other US exchange,” said JR Mastroianni, Vice President, NASDAQ OMX.  “We look forward to a long partnership with Salisbury Bancorp and its shareholders.”

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company (the “Bank”), a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.